EXHIBIT (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 77 to Registration Statement No. 2-27962 on Form N-1A of our reports dated February 17, 2006, relating to the financial statements and financial highlights of Eaton Vance Special Investment Trust (the "Trust"), including Emerging Markets Portfolio and Eaton Vance Emerging Markets Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP April 27, 2006 Boston, Massachusetts